EXHIBIT 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

October 21, 2014	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED THIRD QUARTER EARNINGS

Ellwood City, Pennsylvania, October 21, 2014 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2014 of $0.26 per diluted share on net income of $4.6 million compared to earnings of $0.23 per diluted share on net income of $4.0 million for the quarter ended September 30, 2013, a 13.0% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.94% and 8.97%, respectively, for the quarter ended September 30, 2014, compared to 0.84% and 8.69%, respectively, for the quarter ended September 30, 2013.

For the nine month period ended September 30, 2014, the Company realized earnings of $0.77 per diluted share on net income of $13.6 million as compared to earnings of $0.66 per diluted share on net income of $11.6 million for the same period in the prior year, a 16.7% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.93% and 9.11%, respectively, for the nine months ended September 30, 2014, compared to 0.81% and 8.10%, respectively, for the nine months ended September 30, 2013.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and nine month period ended September 30, 2014. We have been successful and prudent in managing our net interest rate margin during this difficult interest rate environment while protecting our asset quality and our future earnings potential. We continue to experience growth in our core deposits which assists in reducing our cost of funds. Our deposits have grown $114.0 million, or 9.3%, since December 31, 2013. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds which has declined 26 basis points since December 31, 2013.”  Ms. Zuschlag continued by stating, “Management will continue to strive to pursue opportunities that will provide a sound investment return to our shareholders.” She added, “Our philosophy is to continue to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Press Release

October 21, 2014

Consolidated net income increased $614,000, or 15.5%, to $4.6 million for the quarter ended September 30, 2014, compared to $4.0 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $1.1 million and a decrease in net income attributable to noncontrolling interest of $182,000, partially offset by a decrease in noninterest income of $125,000 and increases in noninterest expense and provision for taxes of $207,000 and $362,000, respectively. The increase in net interest income for the period ended September 30, 2014 was primarily the result of a decrease in interest expense of $1.0 million, as well as an increase in interest income of $102,000.

Consolidated net income for the nine month period ended September 30, 2014, as compared to the nine month period ended September 30, 2013 increased $2.1 million, or 17.9%, to $13.6 million compared to $11.6 million for the same period in the prior year. This increase was primarily the result of an increase in net interest income of $3.6 million and decreases in provision for loan losses and net income attributable to noncontrolling interest of $165,000 and $368,000, respectively, partially offset by a decrease in noninterest income of $770,000 and increases in noninterest expense and provision for taxes of $442,000 and $857,000, respectively.  The increase in net interest income for the period ended September 30, 2014 was primarily the result of a decrease in interest expense of $3.4 million, as well as an increase in interest income of $162,000.

Noninterest income for the quarter ended September 30, 2014, as compared to September 30, 2013 decreased  by $125,000, or 7.73%, primarily due to decreases in income from real estate joint ventures and other income of $177,000, or 52.8%, and $89,000, or 34.5%,  partially offset by an increase in net realized gain on derivatives between the periods of $209,000, or 125.9%.  Noninterest expense for the quarter ended September 30, 2014, as compared to the quarter ended September 30, 2013, increased by $207,000, or 2.8%, primarily due to increases in compensation and employee benefits of $188,000.

Noninterest income for the nine month period ended September 30, 2014, as compared to the nine months ended September 30, 2013, decreased by $770,000, or 14.2%. The decrease was primarily the result of a decrease in net realized gain on the sale of securities of $237,000, as well as a decrease in the fair value of the Company’s interest rate caps of approximately $448,000 when compared to the nine month period ended September 30, 2013. Additionally the Company incurred impairment losses on investment securities of $193,000 for the nine months ended September 30, 2014.

Noninterest expense for the nine month period ended September 30, 2014, as compared to the nine months ended September 30, 2013, increased by $442,000, or 2.0%, primarily due to increases in compensation and employee benefits of $649,000, which was partially offset by decreases in premises and equipment, federal deposit insurance premiums, data processing and amortization of intangible asset of $79,000, $68,000, $38,000, and $45,000, respectively.

The Company’s total assets increased by $38.5 million, or 2.0%, during the nine month period ended September 30, 2014 to $1.95 billion. This increase resulted primarily from increases to cash and cash equivalents, securities available for sale, loans receivable, real estate acquired through foreclosure (REO) and securities receivable of $5.5 million, or 33.9%, $31.5 million, or 3.0%, $10.8 million, or 1.6%, $192,000, or 9.7% and $145,000, or 22.2%, respectively.  These increases were partially offset by decreases in FHLB Stock, premises and equipment, real estate held for investment, intangible assets, bank owned life insurance and prepaid expenses and other assets of  $2.2 million, or 14.3%, $499,000, or 3.8%, $2.4 million, or 30.9%, $90,000, or 70.9%,  $211,000, or 0.7%, and $4.3 million, or 32.7%, respectively. Total non-performing assets increased slightly to $10.9 million at September 30, 2014 compared to $10.8 million at December 31, 2013 and non-performing assets to total assets were 0.56% at September 30, 2014 and December 31, 2013.  The increase in non-performing assets of approximately $150,000, or 1.4%, was primarily the result of increases in REO, repossessed vehicles and troubled debt restructuring of $192,000, $62,000 and $69,000, respectively, partially offset by a decrease in nonperforming loans of $173,000.  The Company’s total liabilities increased $19.1 million, or 1.1%, to $1.74 billion at September 30, 2014 from $1.72 billion at December 31, 2013. This increase resulted primarily from increases to deposits and accrued expenses and other liabilities of $114.0 million, or 9.3%, and $1.5 million, or 8.6%, respectively, these increases were partially offset by decreases to borrowed funds, advance payments by borrowers for taxes and insurance and accounts payable for land development of $94.9 million, or 19.9%, $1.1 million, or 41.8%, and $361,000, or 26.1%, respectively.  Total stockholders’ equity increased $19.4 million, or 10.4%, to $205.2 million at September 30, 2014 from $185.8 million at December 31, 2013. The increase to stockholders’ equity was primarily the result of increases in additional paid in capital, retained earnings and accumulated other comprehensive income (AOCI) of $209,000, or 0.2%, $8.2 million, or 8.4%, and $9.5 million, or 204.8%, partially offset by decreases in decreases in treasury stock and unearned employee stock ownership plan of $834,000, or 4.8%, and $730,000, or 34.4%, respectively.  The increase to AOCI is a reflection of an increase of $8.9 million in unrealized gain on securities as a result of a decrease of approximately 54 basis points in the rate on ten year Treasury securities for the nine months ended September 30, 2014.   Average stockholders’ equity to average assets was 10.23%, and book value per share was $11.53 at September 30, 2014 compared to 9.96% and $10.48, respectively, at December 31, 2013.

Press Release

October 21, 2014

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF.” We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our website.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 21, 2014

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts) (unaudited)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Interest income	$16,180	$16,078	$48,674	$48,512
Interest expense	4,222	5,246	13,477	16,915

Net interest income	11,958	10,832	35,197	31,597
Provision for loan losses	75	75	135	300
Net interest income after provision for
loan losses	11,883	10,757	35,062	31,297
Noninterest income	1,492	1,617	4,657	5,427
Noninterest expense	7,707	7,500	22,609	22,167
Income before provision
for income taxes	5,668	4,874	17,110	14,557
Provision for income taxes	1,125	763	3,387	2,530

Net income	4,543	4,111	13,723	12,027
Less: Net (loss) income attributable to noncontrolling interest	(42)	140	98	466
Net income attributable to ESB Financial Corporation	$4,585	$3,971	$13,625	$11,561

Net income per share:
Basic	$0.26	$0.23	$0.77	$0.67
Diluted	$0.26	$0.23	$0.77	$0.66

Net interest margin	2.85%	2.69%	2.80%	2.62%
Annualized return on average assets	0.94%	0.84%	0.93%	0.81%
Annualized return on average equity	8.97%	8.69%	9.11%	8.10%

FINANCIAL CONDITION DATA:
			As of:
			09/30/14	12/31/13

Total assets			$1,945,398	$1,906,917
Cash and cash equivalents			21,714	16,214
Total investment securities			1,094,549	1,063,016
Loans receivable, net			706,469	695,636
Customer deposits			1,336,747	1,222,767
Borrowed funds (includes subordinated debt)			382,336	477,227
Stockholders' equity			205,236	185,843
Book value per share			$11.53	$10.48

Average equity to average assets			10.23%	9.96%
Allowance for loan losses to total loans			0.93%	0.95%
Non-performing assets to total assets			0.56%	0.56%
Non-performing loans to total loans			1.19%	1.22%